Exhibit 10.9

Director Compensation (effective January 1, 2006)

Monthly Fees

Monthly Fee	$500

Committee Fees

Each member of a Board Committee shall receive $100 per meeting, excluding Loan Committee Meetings.

Equity Compensation

Each director is also eligible to receive non-qualified stock option awards pursuant to New Peoples’ 2001 Stock Option Plan, in the discretion of the board of directors.

In December 2005, each director was awarded 4,000 stock options that were immediately exercisable and have an exercise price of $15.00 per share, based on the fair market value of New Peoples’ common stock on the date of grant with a term of 10 years.

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